Pricing Supplement No.4 Dated August 18, 1999
(To Prospectus and Prospectus Supplement               Dated May 27, 1999)

                                                                  Rule 424(b)(3)
                            Ford Motor Credit Company     Registration Statement
                               U.S.$8,000,000,000                  No. 333-75177
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue


    Ford Motor Credit Company has designated $700,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Salomon Smith Barney Inc. has agreed to purchase the Notes at a price of 100% of their principal amount for resale at varying prices related to prevailing market prices determined by Salomon Smith Barney Inc. at the time of resale.

Issue Date:                        August 23, 1999.

Maturity Date:                     August 23, 2000.

Principal Amount:                  $700,000,000.

Interest Rate Basis:               LIBOR Telerate having an Index
                                   Maturity of three months minus
                                   2 basis points.

Interest Reset Dates:              On the Issue Date and thereafter
                                   quarterly on the 23rd day of the
                                   months of February, May, August
                                   and November commencing November
                                   23. 1999.

Interest Payment Dates:            Quarterly on the 23rd day of the
                                   months of February, May, August
                                   and November commencing November
                                   23, 1999.

Reference Agent:                   The Chase Manhattan Bank.


                               SALOMON SMTH BARNEY